UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 3
INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES
1. Name and Address of Reporting Person
   Richard J. Fersch
   c/o Eddie Bauer
   P.O. Box 97000
   Redmond, WA  98073-9708
2. Date of Event Requiring Statement (Month/Day/Year)

3. IRS or Social Security Number of Reporting Person (Voluntary)
   4. Issuer Name and Ticker or Trading Symbol
   BRIAZZ, INC. (BRZZ)
   5. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director ( ) 10% Owner ( ) Officer (give title below) ( ) Other (specify below)
6. If Amendment, Date of Original (Month/Day/Year)

7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Beneficially Owned                                                                           |
___________________________________________________________________________________________________________________________________|
1. Title of Security                       |2. Amount of          |3. Ownership    |4. Nature of Indirect                          |
                                           |   Securities         |   Form:        |   Beneficial Ownership                        |
                                           |   Beneficially       |   Direct(D) or |                                               |
                                           |   Owned              |   Indirect(I)  |                                               |
___________________________________________________________________________________________________________________________________|
                                                                                                                                   |
___________________________________________________________________________________________________________________________________|
___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securitites Beneficially Owned                                                                             |
___________________________________________________________________________________________________________________________________|
1.Title of Derivative   |2.Date Exer-       |3.Title and Amount     |         |4. Conver-|5. Owner-    |6. Nature of Indirect      |
  Security              |  cisable and      |  of Underlying        |         |sion or   |ship         |   Beneficial Ownership    |
                        |  Expiration       |  Securities           |         |exercise  |Form of      |                           |
                        |  Date(Month/      |-----------------------|---------|price of  |Deriv-       |                           |
                        |  Day/Year)        |                       |Amount   |deri-     |ative        |                           |
                        | Date    | Expira- |                       |or       |vative    |Security:    |                           |
                        | Exer-   | tion    |         Title         |Number of|Security  |Direct(D) or |                           |
                        | cisable | Date    |                       |Shares   |          |Indirect(I)  |                           |
___________________________________________________________________________________________________________________________________
                                                                                                                                   |
Series C Preferred Stock|Immed    |         |Common Stock           |5199     |$0.9572   |D            |                           |
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Warrant (right to       |Immed    |10/22/03 |Series C Preferred     |1530     |$6.00     |D            |                           |
purchase)               |         |         |stock(1)               |         |          |             |                           |
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Employee Stock Option   |Immed    |10/18/06 |Commmon Stock          |34       |$600.00   |D            |                           |
(right to purchase)     |         |         |                       |         |          |             |                           |
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Employee Stock Option   |Immed    |11/13/08 |Commmon Stock          |25       |$1800.00  |D            |                           |
(right to purchase)     |         |         |                       |         |          |             |                           |
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Employee Stock Option   |Immed    |11/1/09  |Commmon Stock          |10000    |$6.00     |D            |                           |
(right to purchase)     |         |         |                       |         |          |             |                           |
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Employee Stock Option   |Immed    |11/1/10  |Commmon Stock          |1667     |$1.50     |D            |                           |
(right to purchase)     |         |         |                       |         |          |             |                           |
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___________________________________________________________________________________________________________________________________|

Explanation of Responses:

(1) Each shares of Series C Preferred Stock is convertible into 1.0447 shares of common stock.


                                   /s/ Richard J. Fersch         05/01/2001
                                   ------------------------      ---------------
                                   Signature of Reporting Person      Date